Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES $135 MILLION DELAWARE BASIN ACQUISITION

Acquisition of approximately 3,300 net acres and production of 1,200 Boe per day

Increases net acreage in Reeves County by 25% to more than 16,450 net acres

Approximately 95% of the acquired acreage operated by Resolute

Guidance updated to incorporate acquisition and continued improvements in well performance

Denver, Colorado – October 4, 2016 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported that it has entered into a definitive agreement (the “Acquisition Agreement”) with Firewheel Energy, LLC (“Firewheel”), a portfolio company of EnCap Investments, to acquire certain oil and gas properties located in Reeves County, Texas, for a purchase price of $135 million (the “Firewheel Properties”).  The transaction is expected to close on October 7, 2016.

The Firewheel Properties consist of 3,293 net acres in our highly productive Delaware Basin operating area, and include interests in thirteen horizontal and fifteen vertical wells, which produce approximately 1,200 net Boe per day.  Approximately 95% of the acreage and substantially all of the production and proved reserves are located within the Resolute-operated Mustang project area in Reeves County.  The remainder of the acreage is also in Reeves County.  The Firewheel Properties contain estimated proved reserves of 6.2 MMBoe with PV-10 of $45.8 million, using strip pricing at June 30, 2016.  The acquisition also includes Firewheel’s interest in the Earn-Out Agreement (to which we are also a party) with Caprock Permian Processing LLC and Caprock Field Services LLC (collectively, “Caprock”).  Following the closing of the acquisition, Resolute will receive 100% of all payments from Caprock under the Earn-Out Agreement.

The purchase price for the acquisition is $135 million, consisting of $90 million payable in cash and the issuance to Firewheel of 2,114,523 shares of our common stock, equal to $45 million, based on 90% of the volume weighted average price of our common stock as traded on the NYSE for the 15 trading days ending on October 4, 2016.  We expect to finance the cash portion of the acquisition price with the net proceeds of a private offering of a newly created class of preferred stock of the Company, and borrowings under our Revolving Credit Facility (which is currently undrawn).

The acreage to be acquired represents an approximately 25% increase in our net acreage in Reeves County while leaving our gross acreage position essentially unchanged as the Company already owns interests in all of the same properties.  The completion of this acquisition will result in a higher interest in the production and cash flow generated from our operated wells, further leveraging the work of our field staff.

The Acquisition Agreement contains terms and conditions customary to transactions of this type.  Subject to our right to be indemnified for certain liabilities for a limited period of time and for breaches of representations and warranties, we will assume substantially all liabilities associated with the acquired properties.  The closing of the acquisition is subject to the satisfaction or waiver of certain customary conditions, including the material accuracy of the representations and warranties of us and Firewheel.  The Acquisition Agreement contains certain customary termination rights for each of us and Firewheel, including the right of either party to terminate in the event that the acquisition has not been completed within five business days of execution of the Acquisition Agreement. The transaction has an effective date of September 1, 2016.

Nicholas J. Sutton, Resolute’s Chairman and Chief Executive Officer, said: “This acquisition adds materially to our prospective acreage in one of the most exciting U.S. oil and gas basins, with 95% of the acquired acreage operated by Resolute.  Our Mustang project area, covering more than 12,400 gross acres, is one of our two concentrated acreage positions in the Delaware Basin.  This transaction allows us to add acreage, production and opportunity without either the uncertainty associated with acquiring more speculative acreage or adding to our staffing and infrastructure needs.  We believe that the Firewheel acquisition is exactly the kind of targeted, focused, consolidating opportunity that leverages the strengths of our team and our assets.”

BMO Capital Markets and Petrie Partners, LLC acted as financial advisors to Resolute on the Firewheel acquisition transaction.

Operations Update

The following information is an update of data that appears in our investor presentation dated September 1, 2016, that is available on our website.

Production from our Delaware Basin properties in Reeves County, Texas, increased 115% to 4,979 Boe per day in the quarter ended June 30, 2016, as compared to the prior quarter.  For the third quarter of 2016 we estimate that our Delaware Basin properties produced on average between 9,250 and 9,650 Boe per day.  At the midpoint of the range, this would be an increase of approximately 90% from the second quarter of 2016.  We estimate total Company production for the third quarter of 2016 to be between 16,000 and 16,500 Boe per day.  At the midpoint of the range, this would be an increase of approximately 37% from the second quarter of 2016.  Recent increases in Company production and estimated proved reserves are primarily attributable to our successful horizontal Delaware Basin drilling program.

As of the date of this release, we have drilled and completed nine of our planned fourteen gross wells in the 2016 drilling program.  The ninth well, the South Mitre 02 2102H, is currently flowing back.  The tenth well, the Boucher 2-3H, has reached total depth and is currently waiting on completion.  We spud the eleventh well, the Uinta 0204H, on September 22, 2016.  The Boucher and the Uinta are both 7,500 foot Wolfcamp A laterals in eastern Mustang and represent our first 80-acre spacing test.  Upon completion of the Uinta, the rig will move to our Appaloosa project area to drill one well before returning to Mustang for the remainder of the year where we plan to drill a pair of Wolfcamp A 7,500 foot laterals in East Mustang where we will test 80-acre offset stack spacing.

Each of the Mustang well pairs described above will be drilled sequentially and completed simultaneously.  These projects will serve to further delineate our inventory of Wolfcamp horizontal locations.  Because we plan to drill four of the incremental wells as pairs, completion of these wells will be delayed somewhat more than has been typical for our previous single well development.  This will have the effect of limiting the production contribution from these wells in 2016.

Production from our South Goat 02 2204H, a 10,000 foot lateral in Appaloosa, which at the time of our last public release of information was still increasing, has established a 24-hour peak production rate of 2,902 Boe per day.  The North Elephant 02 1001H, a 10,000 foot Wolfcamp A lateral in Appaloosa, which had established a peak 24-hour rate of 2,449 Boe per day at the time of our last public release, has continued to improve and has now established a new peak 24-hour rate of 2,768 Boe per day and a 30-day peak production rate of 2,254 Boe per day.  The Thunder Canyon 0204H, a 7,500 foot Wolfcamp A lateral in Mustang, has established a peak 30-day rate of 1,558 Boe per day.

Looking forward to 2017, subject to Board approval, management currently expects to continue the drilling program in Reeves County with the same rig and plans to add a second rig in the first quarter.  A two-rig program would allow us to spud approximately 21 gross (16.3 net) wells during 2017.   The number of wells and the pace of drilling in 2017 will primarily be a function of our liquidity which in turn is influenced by commodity prices and production.  Were we to progress in 2017 with a single rig program, we estimate that the program would spud approximately 11 gross (8.6 net) wells during the year.  Either program would result in substantially all of our Delaware Basin acreage being held by production.

Third Quarter 2016 Preliminary Results and Updated Guidance

Estimated Production for Third Quarter 2016

We estimate total Company production for the third quarter of 2016 to be between 16,000 and 16,500 Boe per day.  At the midpoint of the range, this would be an increase of approximately 37% from the second quarter of 2016.

Estimated Lease Operating Expense for Third Quarter 2016

We anticipate that aggregate lease operating expense (“LOE”) for the third quarter of 2016 will be approximately 5% higher than the second quarter. Higher third quarter 2016 total Company LOE is expected primarily from handling higher volumes of oil, gas and water from our successful horizontal wells in the Delaware Basin.  While total Company LOE has risen, LOE per Boe is expected to decrease from $14.46 per Boe in the second quarter of 2016 to approximately $11.00 per Boe in the third quarter of 2016.

Impacts from Increases in Cash-Settled Long Term Incentive Awards

As part of our 2015 and 2016 long term incentive program, due to the low stock price environment Resolute issued certain cash-settled awards in place of our normal practice of issuing restricted stock awards.  These awards included performance-based restricted cash awards granted in May 2015, paid out based on our average stock price compared to targets from $10.00 to $40.00 per share and cash-settled stock appreciation rights granted in February 2016 with an average strike price of $2.84.  These long term incentive awards were previously disclosed in our SEC filings.

GAAP requires that these instruments be marked-to-market to reflect fair value at the end of each quarter.  Resolute’s common stock price rose from a closing price on the NYSE of $2.97 on June 30, 2016, to $26.06 on September 30, 2016.  As a result, we expect to recognize $15 million to $16 million of expense in the third quarter of 2016 for these awards based on their fair value at the end of the quarter, compared to $1.4 million of such expense in the second quarter of 2016.  Actual cash payments expected to be made in 2016 are approximately $3 million, but they may be higher depending on increases in the price for our common stock.

Production Guidance Update

As of the date of this release, we expect our production for full year 2016 to be between 13,600 and 14,000 Boe per day, before accounting for the acquisition.  The midpoint of this range would be an increase of approximately 400 Boe per day above the high end of our previously announced range of 11,600 Boe per day to 13,400 Boe per day.

Estimated Capital Expenditures for 2016

Pro forma for the acquisition, we expect our capital expenditures for the year will remain within our previously announced guidance range of $115 million and $135 million, excluding the purchase price for the acquisition.

Investor Presentation Supplement

We will post a supplement to our investor presentation tonight on our website at www.resoluteenergy.com.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Such forward looking statements include statements regarding the timing of the closing of our acquisition of the Firewheel Properties, our production and cost guidance for 2016; anticipated capital expenditures in 2016 and the sources of such funding; anticipated drilling program for the remainder of 2016 and 2017; our expectations regarding our development activities and drilling plans; anticipated lease operating expenses, production taxes, general and administrative expenses, and depletion, depreciation and amortization rates; anticipated proved reserve additions, rates of return, cash margins, net asset values and PV-10 values of our projects. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: currently depressed commodity prices; the volatility of oil and gas prices including the price realized by Resolute for the oil and gas it sells;

inaccuracy in reserve estimates and expected production rates; potential write downs of the carrying value and volumes of reserves as a result of low commodity prices; the discovery, estimation, development and replacement by Resolute of oil and gas reserves and the risks associated with the potential writedown of reserves; the future cash flow, liquidity and financial position of Resolute; Resolute’s level of indebtedness and our ability to fulfill our obligations under the senior notes, our credit facility, our second lien facility and any additional indebtedness that we may incur; potential borrowing base reductions under our revolving credit facility; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; the availability of additional capital and financing, including the capital needed to pursue our drilling and development plans for our properties, on terms acceptable to us or at all; the effectiveness of Resolute’s CO2 flood program; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the potential for downspacing, infill or multi-lateral drilling in the Permian Basin or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization schedule of Resolute’s facilities construction projects or any potential breakdown of such facilities; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; timing of installation of gathering and processing infrastructure in new areas of development, including Resolute’s dependence on third parties for such items; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; potential power supply limitations or delays; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; adverse changes in government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection, fracing operations and venting/flaring; potential climate related change regulations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water during and after drilling and completing wells; changes in derivatives regulation; developments in oil-producing and gas- producing countries; Resolute’s relationship with the Navajo Nation and the local communities in the areas in which Resolute operates; cyber security risks; and the risks associated with potential NYSE delisting. Actual results may differ materially from those contained in the forward-looking statements in this press release. Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. You are encouraged to review “Cautionary Note Regarding Forward Looking Statements” and “Item 1A - Risk Factors” and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the Company’s businesses, financial condition and results of operations. All forward-looking statements are qualified in their entirety by this cautionary statement.

Production rates, including 24-hour, 30-day peak IP rates and 90-day peak IP rates, for both our wells and for wells that are operated by others are limited data points in each well’s productive history. Also, different operators have different operating philosophies, particularly early in the life of a well.  The way we calculate and report peak IP rates and the methodologies used by others may not be consistent, thus the values reported may not be directly and meaningfully comparable.  As a result, these metrics may not be indicative or predictive of future production rates, EUR or economic rates of return from such wells and should not be relied upon for such purpose.  Lateral lengths described in this release are indicative only.  Actual completed lateral lengths depend on various considerations such as lease-line offsets.  Finally, reserve estimates mentioned in this release were prepared internally using price and cost assumptions and methodologies that are different from what would be required if prepared in accordance with guidelines established by the Securities and Exchange Commission for the estimation of proved reserves, and such reserve estimates do not include probable and possible reserves.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids focused, long-lived onshore U.S. opportunities. Resolute’s properties are located in the Paradox Basin in Utah and the Permian Basin in Texas and New Mexico.

The Company periodically provides supplemental information by posting presentations and other material on the Company website at www.resoluteenergy.com.

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Contact:

HB Juengling

Vice President - Investor Relations Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com